Exhibit 99.2


                        MEDCATH'S McALLEN HEART HOSPITAL
                            COLLECTIONS AHEAD OF PLAN

Charlotte,   North   Carolina   (August   26,   1996)  -  MedCath   Incorporated
(Nasdaq/NM:MCTH) today announced that collections and accounts receivable performance have been running ahead of plan at its new McAllen Heart Hospital located in McAllen, Texas. The hospital, which opened on January 18, 1996, had an average of 52 days in patient accounts receivable as of June 30, 1996. This number compares with 1996 industry estimates of 50 days published by the Center for Healthcare Industry Performance Studies (CHIPS) in its 1995 Almanac of Hospital Financial and Operating Indicators. The McAllen Heart Hospital average of 52 days was comprised of 38 days in Medicare accounts and 76 days in non-Medicare accounts.

         Stephen R. Puckett, president of MedCath Incorporated, said, "We are extremely pleased with this collection performance. Not only are collections of receivables at our new hospital ahead of our internal ramp-up projections and in line with industry standards for mature hospitals, but the trends are positive as well. Average patient days in accounts receivable at June 30, 1996, of 52 is down from 63 days at March 31, 1996, the end of the hospital's first quarter of operations. As the hospital continues to ramp-up and become more efficient, we are confident that these numbers will continue to improve."

         Mr. Puckett also said, "It should be noted that average days outstanding for our company in its entirety has risen from 43 days at December 31, 1995, to 54 days at June 30, 1996. This increase was due to the opening of the hospital and the acquisition of our second physician practice, both of which occurred during the quarter ended March 31, 1996. Typically, physician practice management companies have a higher number of days in accounts receivable than do hospitals."

The Company recently announced that it has formed a venture to construct its fifth heart hospital, Bakersfield Heart Hospital, in Bakersfield, California. The hospital is expected to be completed by fall 1998. Mr. Puckett said, "I believe that this market offers exceptional opportunity for our company. The higher penetration rate of managed care in California is an ideal proving ground to demonstrate how our cost-effective, specialized heart hospitals will be attractive to HMO's and other payors."

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has four additional heart hospitals under development, manages two medical practices comprised of a total of 66 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.



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